Exhibit 99.1

Cornerstone Healthcare Plus REIT Acquires Memory Care
Facility in Yardley, PA for $4.5 Million

(Irvine, CA) December 27, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that Cornerstone Healthcare Plus REIT has acquired Sunrise at Floral Vale - a 36 unit/48 bed community specifically designed to meet the needs of memory impaired residents. Located in Yardley, PA, the property is a single structure, one-story building containing approximately 26,000 square feet.  The property will be rebranded as River’s Edge of Yardley. The contract price for the property is approximately for $4.5 million. As of November 24, 2010, the unit occupancy for the property was 100%.

The property will be managed by Woodbine Senior Living.
Woodbine Senior Living is a regionally focused manager with
properties under management in New Hampshire, New York,
Pennsylvania, Maryland, Virginia and Florida. Servant
Healthcare Investments CEO John Mark Ramsey commented,
“Given their focused market approach and strong feel for
local market trends, we believe Woodbine Senior Living fits

the profile of this transaction quite well. Woodbine offers particular expertise in taking challenged communities and positioning them as profitable and healthy assets.”

Cornerstone Real Estate Funds has been helping individuals
and institutions invest in real estate for more than 20 years in both good and bad economic conditions. The company prides
itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures.
Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions. For more
information, please visit www.CREfunds.com.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Healthcare Plus REIT. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facility mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0237_11/2010